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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                  OMB APPROVAL
--------                                                                                              -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                  EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or    HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940          -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol      6.Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   BROWN, Harold                                                                                X   Director              10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
   c/o New England Realty Assoc.                Number of Reporting        Month/Year                        below)       below
   Limited Partnership                          Person (Voluntary)                               Director & Treasurer of New
   39 Brighton Avenue                           ###-##-####                10/97                 Real, Inc., Gen. Ptn./Issuer
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,       X  (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                                           (Month/Year)       ---Form filed by More than One
   Allston,       MA                 02134                                                       Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)   5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)           Securities      ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)          Beneficially    Form:       direct
                                                  (Instr. 8)                                 Owned at        Direct      Bene-
                                     (Month/                                                 End of          (D) or      ficial
                                      Day/     ------------------------------------------    Month           Indirect    Owner-
                                      Year)                               (A) or                             (I)         ship
                                                Code    V       Amount    (D)     Price      (Instr. 3       (Instr. 4)  (Instr. 4)
                                                                                             and 4)
Class B Limited Ptn Units             9/11/97    S                 100     D      97.50       24,761              I     by Trust 1
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                                                                                                                        by New Real
General Partnership Units             9/11/97    S                   5     D      97.50        1,304              I     Inc. 2
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (7-96)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                     ------------------
                                                                                                     Date      Expira-
                                                              ------------------------------         Exer-     tion
                                                                                                     cisable   Date

                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
                                                  at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

(1) Securities of reporting person are held in an Irrevocable Trust. During that reporting person's lifetime he is entitled to receive the income from the Trust.

(2) Securities are owned by New Real, Inc., the general partner of the Issuer. The reporting person is one of two Stockholders of New Real Inc.

                                                                                  /s/ Harold Brown                       10/10/97
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-96)
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